Exhibit 99.1

Loxo Oncology Appoints Alan Fuhrman to Board of Directors

STAMFORD, Conn., January 12, 2015—Loxo Oncology, Inc. (Nasdaq:LOXO) (“Loxo”), a biopharmaceutical company focused on the discovery, development, and commercialization of targeted cancer therapies, today announced that Alan Fuhrman is joining its Board of Directors. He will serve as an independent director and chair the audit committee. Coincident with Mr. Fuhrman’s appointment, Loxo announced that Dr. Dov Goldstein will transition from Chief Financial Officer (CFO) to Acting CFO, acting in a part-time capacity while the company conducts a search for a senior finance professional to replace him.  Dr. Goldstein will return to his investing role at Aisling Capital, where Loxo was incubated, as a Partner.

“We welcome Alan Fuhrman to our Board of Directors,” said Josh Bilenker, MD, Chief Executive Officer. “Alan’s management and financial leadership experience across the life sciences sector will help us capitalize on the opportunities created by our clinical program and pipeline.”

“I look forward to working with the Loxo team both in my role as an independent director of the Board and chair of the audit committee,” said Alan Fuhrman. “I see great potential in the company’s approach and commitment to the development and commercialization of targeted cancer therapies.”

Mr. Fuhrman was CFO of Ambit Biosciences from October 2010 until its recent sale to Daiichi Sankyo for up to $410 million.  Prior to this role, he served as CFO of Naviscan, Inc., a privately-held medical imaging company from November 2008 until September 2010, and as CFO of Sonus Pharmaceuticals from September 2004 until August of 2008.  Mr. Fuhrman received B.S. degrees in both business administration and agricultural economics from Montana State University.

About Loxo Oncology

Loxo Oncology is committed to the discovery, development, and commercialization of targeted cancer therapies with best-in-class potential. Our diverse pipeline reflects the convergence of proven therapeutic technologies with emerging insights into the underlying susceptibilities of cancer and drug resistance. We partner with leaders in academia and industry, allowing our management team to focus on clinical-regulatory execution in well-defined patient populations. www.loxooncology.com.

Contacts:

Company:

Jacob S. Van Naarden

Vice President, Corporate Development and Strategy

jake@loxooncology.com

Investors:

Peter Rahmer

The Trout Group, LLC

646-378-2973

prahmer@troutgroup.com

Media:

Karen Sharma

MacDougall Biomedical Communications

781-235-3060

ksharma@macbiocom.com